Exhibit 99.1

Q BioMed Launches Non-Opioid Treatment for Metastatic Bone Pain

●	First orders for product received, with initial doses to ship in February
●	Full commercial production and availability starting in March

NEW YORK, February 13, 2020 - Q BioMed Inc. (OTCQB: QBIO), a commercial stage biotech company, announced today the launch of its FDA approved non-opioid drug Strontium89 (Strontium Chloride Sr-89 Injection, USP), which has been shown in clinical studies to help relieve persistent pain associated with cancer that has metastasized to bone. In several multicenter, placebo-controlled trials in cancer patients with persistent pain after external beam radiation therapy for bone metastases, pain relief occurred in more patients treated with a single injection of Strontium89 than in patients treated with an injection of placebo*, with a greater percentage of patients experiencing pain scores of zero without any need for opioid or non-opioid rescue analgesics.2† Duration of pain palliation has been shown to range from 2 to 5 months in most patients.1,2 Strontium89 can be redosed every 90 days.2

An estimated 10 million people are living with bone metastases. Due to the opioid crisis, clinicians and patients are looking for pain management alternatives. Strontium89, which is administered every 3 months, has been shown to relieve pain in over 70% of patients who received the treatment. Q BioMed is hopeful that broad market reacceptance will be swift.

Use of Strontium-89 Chloride Injection in patients with evidence of seriously compromised bone marrow from previous therapy or disease infiltration is not recommended unless the potential benefit of the treatment outweighs its risks. Bone marrow toxicity is to be expected following the administration of Strontium-89 Chloride Injection, particularly white blood cells and platelets. The extent of toxicity is variable.

Q BioMed has already received U.S. hospital orders and will begin delivering doses in February. Q BioMed’s contract manufacturing facility is manufacturing initial commercial-scale quantities now; manufacturing will reach full production quantities in March. Under its distribution relationship with Jubilant Radiopharma, Q BioMed has the capability to reach patients in all 50 states. Orders can be placed by calling Jubilant Radiopharma at (901) 345-3434. Commercial and marketing activities, including conferences and sales, will begin concurrently with commercial availability. Strontium89 is reimbursed by Medicare and most insurance companies.

“This is a major milestone for Q BioMed. We are now a revenue-generating entity. This was a goal we set for ourselves when we founded the company almost 5 years ago. The journey to producing this critically important drug has not been easy, but we are now here. It's a great achievement and a testament to all those who have helped get us to this point. We look forward to being able to help serve the unmet needs of the millions of patients suffering from debilitating bone pain associated with metastatic cancer. Years of well-documented data show that Strontium89 can help alleviate the pain suffered by most patients with painful bone metastases. We believe this drug has a very important role to play as clinicians move toward proven non-opioid therapeutics for pain palliation,” stated Q BioMed CEO Denis Corin.

Q BioMed plans to launch the drug in global markets, including Europe, in the coming quarters. Q BioMed is also planning further research for Strontium89 for potential label extension into therapeutic use for survival benefit in metastatic bone cancer through a Phase IV study.

Learn more at www.Strontium89.com

INDICATIONS AND IMPORTANT SAFETY INFORMATION:

INDICATIONS AND USAGE

Strontium Chloride Sr-89 Injection, USP is indicated for the relief of bone pain in patients with painful skeletal metastases. The presence of bone metastases should be confirmed prior to therapy.

WARNINGS

Use of Strontium-89 Chloride Injection in patients with evidence of seriously compromised bone marrow from previous therapy or disease infiltration is not recommended unless the potential benefit of the treatment outweighs its risks. Bone marrow toxicity is to be expected following the administration of Strontium-89 Chloride Injection, particularly white blood cells and platelets. The extent of toxicity is variable. It is recommended that the patient’s peripheral blood cell counts be monitored at least once every other week. Typically, platelets will be depressed by about 30% compared to pre-administration levels. The nadir of platelet depression in most patients is found between 12 and 16 weeks following administration of Strontium-89 Chloride Injection. White blood cells are usually depressed to a varying extent compared to pre-administration levels. Thereafter, recovery occurs slowly, typically reaching pre-administration levels six months after treatment unless the patient’s disease or additional therapy intervenes. In considering repeat administration of Strontium-89 Chloride Injection, the patient’s hematologic response to the initial dose, current platelet level and other evidence of marrow depletion should be carefully evaluated. Verification of dose and patient identification is necessary prior to administration because Strontium-89 Chloride Injection delivers a relatively high dose of radioactivity.

Strontium-89 Chloride Injection may cause fetal harm when administered to a pregnant woman. There are no adequate and well-controlled studies in pregnant women. If this drug is used during pregnancy, or if the patient becomes pregnant while receiving this drug, the patient should be apprised of the potential hazard to the fetus. Women of childbearing potential should be advised to avoid becoming pregnant.

PRECAUTIONS

Strontium-89 Chloride Injection is not indicated for use in patients with cancer not involving bone. Strontium-89 Chloride Injection should be used with caution in patients with platelet counts below 60,000 and white cell counts below 2,400.

Radiopharmaceuticals should only be used by physicians who are qualified by training and experience in the safe use and handling of radionuclides and whose experience and training have been approved by the appropriate government agency authorized to license the use of radionuclides.

Strontium-89 Chloride Injection, like other radioactive drugs, must be handled with care and appropriate safety measures taken to minimize radiation to clinical personnel.

In view of the delayed onset of pain relief, typically 7 to 20 days post injection, administration of Strontium-89 Chloride Injection to patients with very short life expectancy is not recommended.

A calcium-like flushing sensation has been observed in patients following a rapid (less than 30 second injection) administration.

Special precautions, such as urinary catheterization, should be taken following administration to patients who are incontinent to minimize the risk of radioactive contamination of clothing, bed linens and the patient’s environment.

Strontium-89 Chloride Injection is excreted primarily by the kidneys. In patients with renal dysfunction, the possible risks of administering Strontium-89 Chloride Injection should be weighed against the possible benefits.

PREGNANCY

Teratogenic effects. Pregnancy Category D. See Warnings section.

NURSING MOTHERS

Because Strontium-89 Chloride Injection acts as a calcium analog, secretion of Strontium-89 Chloride Injection into human milk is likely. It is recommended that nursing be discontinued by mothers about to receive intravenous Strontium-89 Chloride Injection. It is not known whether this drug is excreted in human milk.

PEDIATRIC USE

Safety and effectiveness in children below the age of 18 years have not been established.

ADVERSE REACTIONS

A single case of fatal septicemia following leukopenia was reported during clinical trials. Most severe reactions of marrow toxicity can be managed by conventional means.

A small number of patients have reported a transient increase in bone pain at 36 to 72 hours after injection. This is usually mild and self-limiting, and controllable with analgesics. A single patient reported chills and fever 12 hours after injection without long-term sequelae.

You are encouraged to report negative side effects of prescription drugs to the FDA.

Visit www.FDA.gov/medwatch or call (800) FDA-1088.

Please see full Prescribing Information for Strontium-89 Chloride Injection.

About Q BioMed Inc.

Q BioMed Inc. is a biotech acceleration and commercial stage company. We are focused on licensing and acquiring undervalued biomedical assets in the healthcare sector. Q BioMed is dedicated to providing these target assets the strategic resources, developmental support, and expansion capital needed to ensure they meet their developmental potential, enabling them to provide products to patients in need.

Please visit http://www.QBioMed.com and sign up for regular updates.

Q BioMed Media Contact:

Denis Corin

CEO

Investor Relations:

Keith Pinder

+1(404) 995-6671

ir@qbiomed.com

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under, and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

References:

1. Kraeber-Bodéré F, Campion L, Rousseau C, Bourdin S, Chatal JF, Resche I. Treatment of bone metastases of prostate cancer with strontium-89 chloride: efficacy in relation to the degree of bone involvement. Eur J Nucl Med. 2000;27(10):1487-1493; 2. STRONTIUM CHLORIDE Sr-89 INJECTION, USP THERAPEUTIC [package insert]. Angleton, TX: IsoTherapeutics Group, LLC; 2020.

*71.4%, 78.9%, and 60.6% of patients receiving a single injection of Strontium Chloride Sr-89 reported a reduction in pain score without any increase in analgesic intake and without supplementary radiotherapy at the index site at months 1, 2, and 3, respectively, versus 61.4%, 57.1%, and 55.9% of patients receiving placebo at the same time points.

†14.3%, 13.2%, and 15.2% of patients receiving Strontium Chloride Sr-89 Injection, USP were pain free (pain score of zero) with no use of supplementary analgesics at months 1, 2, and 3, respectively, versus 6.8%, 8.6%, and 5.9% of patients receiving placebo at the same time points.